Exhibit 99.1

Bitcoin Standard Treasury Company to go Public Through Business Combination with Cantor Equity Partners I, Inc.

BSTR to launch with 30,021 Bitcoin on its balance sheet — which would be the 4th largest public Bitcoin treasury — and up to $1.5 billion of PIPE financing, the largest ever PIPE announced in conjunction with a Bitcoin Treasury SPAC merger, with the SPAC contributing up to an additional ~$200 million, subject to redemptions

July 17, 2025 — BSTR, Holdings Inc. (“BSTR” or the “Company”) today announced it has entered into a definitive agreement for a business combination with Cantor Equity Partners I, Inc. (“CEPO”) (Nasdaq: CEPO) (the “Business Combination”), a special-purpose acquisition company sponsored by an affiliate of Cantor Fitzgerald, a leading global financial services and real estate services holding company. Upon closing, the combined company is expected to trade under the ticker symbol “BSTR.”

Executive Leadership

The Company will be led by Dr. Adam Back, Chief Executive Officer, and Sean Bill, Chief Investment Officer.

Dr. Adam Back is a pioneering cryptographer, inventor of Hashcash — the proof-of-work algorithm referenced in Satoshi Nakamoto’s Bitcoin white paper — and co-founder of Blockstream, bringing decades of technical leadership to BSTR.

Sean Bill is an experienced financial technology and hedge fund investor who has been promoting Bitcoin’s integration into institutional portfolios and, as CIO, spearheaded one of the first allocations to Bitcoin by a U.S. public pension fund.

Together, Dr. Adam Back’s and Sean Bill’s track records as innovators position BSTR as an emergent leader in the burgeoning Bitcoin treasury space, uniting traditional capital pools and the Bitcoin economy.

Record-setting capital raise for a Bitcoin treasury SPAC merger underscores market appetite for visionary management team and strategy

●	Up to $1.5 billion of fiat-denominated financing (the “PIPE Offerings”)

○	$400 million of common equity committed at announcement, priced at $10.00 per share

○	Up to $750 million in convertible senior notes — $500 million committed at announcement, with investor options to subscribe for up to an additional $250 million, with a conversion price set at $13.00 per share

○	Up to $350 million in convertible preferred stock — $30 million committed at announcement, with investor options to subscribe for up to an additional $320 million, with a common stock equivalent conversion price set at $13.00 per share

●	5,021 Bitcoin in-kind PIPE with commitments from long-time Bitcoin “OGs,” the first PIPE funded entirely though in-kind contributions from the Bitcoin community, priced at $10.00 per share

●	25,000 Bitcoin to be contributed by founding shareholders, advised by Blockstream Capital Partners (an investment manager led by Dr. Adam Back and other long-time Bitcoiners), priced at $10.00 per share

●	Up to ~$200 million in contribution from CEPO, subject to CEPO shareholder redemptions, priced at $10.00 per share

The aggregate PIPE commitment — up to $1.5 billion plus 5,021 Bitcoin — nearly doubles the next-largest PIPE for a Bitcoin treasury SPAC merger at announcement and, together with the 25,000 Bitcoin to be contributed by the founding shareholders, gives BSTR what would be the 4th largest public corporate Bitcoin treasury worldwide today.

Net proceeds will be used to acquire additional Bitcoin and to build a suite of Bitcoin-native capital-markets products and advisory services.

“Bitcoin was created as sound money and BSTR is being created to bring that same integrity to modern capital markets,” said Dr. Adam Back, Co-Founder and CEO. “By securing both fiat and Bitcoin funding on day one — including the first convertible preferred round announced in conjunction with a Bitcoin treasury SPAC merger — we are putting unprecedented firepower behind a single mission: maximizing Bitcoin ownership per share while accelerating real-world Bitcoin adoption. I’m grateful for the trust of the Bitcoin OG community and for the unwavering support of Cantor Fitzgerald.”

“As a long-time Bitcoin advocate, Cantor is incredibly proud to partner with Dr. Back, one of Bitcoin’s leading luminaries, to launch BSTR,” said Brandon Lutnick, Chairman & CEO of Cantor Equity Partners I, Inc. and Chairman of Cantor Fitzgerald, L.P. “This historic transaction marks another step towards the integration of the Bitcoin economy and traditional finance.”

Transaction Highlights

●	One of the largest ever PIPEs: Up to $1.5 billion (fiat) plus 5,021 Bitcoin

●	Innovative capital structure: First Bitcoin-treasury issuer to secure a cumulative convertible preferred instrument at inception

●	Community-first funding: First Bitcoin-denominated PIPE funded entirely through in-kind contributions from Bitcoiners

●	Fortress balance sheet: Founders’ 25,000 Bitcoin contribution provides immediate scale and credibility

●	Bitcoin-native leadership: Dr. Adam Back and Sean Bill combine significant cryptography, technology and institutional portfolio management expertise, forming a bridge between traditional finance and the Bitcoin ecosystem

●	Actionable growth strategy: BSTR intends to develop Bitcoin-denominated capital markets, and provide advisory solutions for corporations and sovereigns seeking Bitcoin-based treasury strategies

●	Technology access: BSTR combines the ongoing financialization of Bitcoin with a deep technical understanding of Bitcoin the protocol, including privileged access to the leading technology providers in the industry—a dimension largely overlooked by competitors

Terms and Approvals

The Board of Directors of both BSTR and CEPO have unanimously approved the Business Combination. The transaction is expected to close in the fourth quarter of 2025, subject to CEPO shareholder approval and other customary closing conditions.

Additional information about the Business Combination and the PIPE Offerings, including a copy of the business combination agreement (the “Business Combination Agreement”) and investor presentation for the PIPE Offerings, will be filed by CEPO with the U.S. Securities and Exchange Commission (the “SEC) in Current Reports on Form 8-K and available at www.sec.gov.

Advisors

Cantor Fitzgerald & Co. is serving as financial and capital-markets advisor to CEPO and sole placement agent for the PIPE Offerings.

Ellenoff Grossman & Schole LLP is acting as legal advisor to CEPO.

Skadden, Arps, Slate, Meagher & Flom (UK) LLP is acting as legal advisor to BSTR.

About Bitcoin Standard Treasury Company (BSTR)

BSTR is being formed to catalyze the fusion of Bitcoin and capital markets. The Company’s mandate is to accumulate Bitcoin, generate in-kind Bitcoin yield, and advise corporates and sovereigns on Bitcoin-based treasury strategies — all while measuring success in Bitcoin per share.

About Cantor Equity Partners I, Inc.

Cantor Equity Partners I, Inc. (Nasdaq: CEPO) is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses or entities. CEPO is led by Chairman and Chief Executive Officer Brandon Lutnick and sponsored by an affiliate of Cantor Fitzgerald.

About Cantor Fitzgerald, L.P.

Cantor Fitzgerald, with more than 14,000 employees, is a leading global financial services and real estate services holding company and a proven and resilient leader for more than 79 years. Its diverse group of global companies provides a wide range of products and services, including investment banking, asset and investment management, capital markets, prime services, research, digital assets, data, financial and commodities brokerage, trade execution, clearing, settlement, advisory, financial technology, custodial, commercial real estate advisory and servicing, and more.

Additional Information and Where to Find It

BSTR and BSTR Newco, LLC, a Delaware limited liability company (“Newco”) intend to file with the SEC a Registration Statement on Form S-4 (as may be amended, the “Registration Statement”), which will include a preliminary proxy statement of CEPO and a prospectus (the “Proxy Statement/Prospectus”) in connection with the Business Combination and the PIPE Offerings (collectively, the “Proposed Transactions”). The definitive proxy statement and other relevant documents will be mailed to shareholders of CEPO as of a record date to be established for voting on the Business Combination and other matters as described in the Proxy Statement/Prospectus. CEPO and/or BSTR will also file other documents regarding the Proposed Transactions with the SEC. This press release does not contain all of the information that should be considered concerning the Proposed Transactions and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SHAREHOLDERS OF CEPO AND OTHER INTERESTED PARTIES ARE URGED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, AND AMENDMENTS THERETO, AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH CEPO’S SOLICITATION OF PROXIES FOR THE EXTRAORDINARY GENERAL MEETING OF ITS SHAREHOLDERS TO BE HELD TO APPROVE THE PROPOSED TRANSACTIONS AND OTHER MATTERS AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT CEPO, NEWCO, BSTR AND THE PROPOSED TRANSACTIONS. Investors and security holders will also be able to obtain copies of the Registration Statement and the Proxy Statement/Prospectus and all other documents filed or that will be filed with the SEC by CEPO and BSTR, without charge, once available, on the SEC’s website at www.sec.gov or by directing a request to: Cantor Equity Partners I, Inc., 110 East 59th Street, New York, NY 10022; e-mail: CantorEquityPartners@cantor.com.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTIONS DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR ANY RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS REPORT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The convertible notes and the preferred stock to be issued by BSTR, the Class A ordinary shares to be issued by CEPO and the membership units to be issued by Newco, in each case, in the PIPE Offerings have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Participants in the Solicitation

CEPO, BSTR, Newco and their respective directors and executive officers may be deemed under SEC rules to be participants in the solicitation of proxies from CEPO’s shareholders in connection with the Business Combination. A list of the names of such directors and executive officers, and information regarding their interests in the Business Combination and their ownership of CEPO’s securities are, or will be, contained in CEPO’s filings with the SEC. Additional information regarding the interests of the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of CEPO’s shareholders in connection with the Business Combination, including the names and interests of Newco and BSTR’s directors and executive officers, will be set forth in the Proxy Statement/Prospectus, which is expected to be filed by BSTR and Newco with the SEC. Investors and security holders may obtain free copies of these documents as described above.

No Offer or Solicitation

This press release is for informational purposes only and is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transactions and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange the securities of CEPO, Newco or BSTR, or any commodity or instrument or related derivative, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws with respect to the parties and the Proposed Transactions, including, expectations, hopes, beliefs, intentions, plans, prospects, financial results, strategies and other statements relating to CEPO, BSTR, Newco and the Proposed Transactions and statements regarding the anticipated benefits and timing of the completion of the Proposed Transactions, the assets held by Newco, the price and volatility of Bitcoin, the future supply of and demand for Bitcoin, Bitcoin’s growing prominence as a digital asset and as the foundation of a new monetary system, Bitcoin’s ability to hedge inflation and economic uncertainty, BSTR’s listing on an applicable securities exchange, the economic conditions surrounding Bitcoin, BSTR’s planned business strategy including BSTR’s ability to grow its shareholders’ ownership of Bitcoin over time, generate Bitcoin yield, partner with Bitcoin technology companies and produce and provide Bitcoin-related advisory and other services, BSTR’s ability to catalyze the fusion of Bitcoin into finance and capital markets, BSTR’s ability to access legacy Bitcoin investors, any projected outcomes or expectations of crypto treasury strategies or businesses, expectations of Bitcoin to perform as a superior treasury asset, BSTR’s plans and use of proceeds, objectives of management for future operations of BSTR, pro forma ownership of BSTR, the upside potential and opportunity for investors relating to participation in the PIPE Offerings or any future securities resulting from any Proposed Transactions, any pro forma values associated with any Proposed Transactions or with BSTR, any proposed transaction structures and offering terms, plans and expectations for Bitcoin adoption, value creation, investor benefits and strategic advantages, market size and growth opportunities, regulatory conditions, competitive position and the interest of other corporations in similar business strategies, technological and market trends, future financial condition and performance and expected financial impacts of the Proposed Transactions, any expected benefits, future scaling and efficiency upgrades associated with Bitcoin and any expectations, intentions, strategies, assumptions or beliefs about future events, results of operations or performance or that do not solely relate to historical or current facts. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.

Forward-looking statements are predictions, projections and other statements about future events or conditions that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: the risk that the Proposed Transactions may not be completed in a timely manner or at all, which may adversely affect the price of CEPO’s securities; the risk that the Business Combination may not be completed by CEPO’s business combination deadline; the failure by the parties to the Business Combination Agreement to satisfy the conditions to the consummation of the Business Combination, including the approval of CEPO’s shareholders, or any of the PIPE Offerings; failure to realize the anticipated benefits of the Proposed Transactions; the level of redemptions of CEPO’s public shareholders which may reduce the public float of, reduce the liquidity of the trading market of, and/or maintain the quotation, listing, or trading of CEPO’s Class A ordinary shares or shares of BSTR’s Clas A common stock; the lack of a third-party fairness opinion in determining whether or not to pursue the Business Combination; the failure of BSTR to obtain or maintain the listing of its securities any stock exchange on which BSTR’s Class A common stock will be listed after closing of the Business Combination; costs related to the Proposed Transactions and as a result of becoming a public company; changes in business, market, financial, political and regulatory conditions; risks relating to BSTR’s anticipated operations and business, including the highly volatile nature of the price of Bitcoin; the risk that BSTR’s stock price will be highly correlated to the price of Bitcoin and the price of Bitcoin may decrease at any time after the closing of the Proposed Transactions; risks related to increased competition in the industries in which BSTR will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding Bitcoin; risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; risks that after consummation of the Business Combination, BSTR experiences difficulties managing its growth and expanding operations; challenges in implementing BSTR’s business plan, including Bitcoin-related advisory services and other Bitcoin-related services, due to operational challenges, significant competition and regulation; being considered to be a “shell company” by any stock exchange on which BSTR’s Class A common stock will be listed or by the SEC, which may impact the ability to list BSTR’s Class A common stock and restrict reliance on certain rules or forms in connection with the offering, sale or resale of securities; the outcome of any potential legal proceedings that may be instituted against Newco, CEPO, BSTR or others following announcement of the Business Combination; and those risk factors discussed in documents of BSTR, Newco, or CEPO filed, or to be filed, with the SEC.

The foregoing list of risk factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the final prospectus of CEPO dated as of January 6, 2025 and filed by CEPO with the SEC on January 7, 2025, CEPO’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q on file, and to be filed, with the SEC and the Proxy Statement/Prospectus that will be filed by BSTR and Newco, and other documents filed by CEPO and BSTR from time to time with the SEC. These filings do or will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. There may be additional risks that none of CEPO, BSTR or Newco presently know or that none of CEPO, BSTR or Newco currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and none of CEPO, BSTR or Newco assumes any obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of CEPO, BSTR or Newco gives any assurance that any of CEPO, Newco or BSTR will achieve its expectations. The inclusion of any statement in this Report does not constitute an admission by CEPO, BSTR or Newco or any other person that the events or circumstances described in such statement are material.

Media Contacts

BSTR Holdings, Inc. — press@bstr.com

Cantor Fitzgerald — Danielle Popper, danielle.popper@cantor.com